Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Albany, NY, November 17, 2016 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter ended October 29, 2016. For the third quarter of 2016, the Company reported a net loss of $8.1 million or $0.26 per diluted share, including $2.7 million in acquisition related expenses, as compared to a net loss of $4.3 million, or $0.14 per diluted share, for the same period last year. Adjusted EBITDA (a non GAAP measure) for the third quarter of 2016 (see note 1) was a loss of $3.2 million, as compared to a loss of $2.6 million for the third quarter of 2015.

During the quarter, the Company completed its acquisition of etailz, Inc.(“etailz”), an innovative and leading digital marketplace retail expert. Results for etailz are included in our financial statements beginning October 17, 2016, the date of the closing of the acquisition (“Post Acquisition Period”). The Company is currently in the process of reviewing certain preliminary purchase price allocations as of the acquisition date, specifically related to definite lived intangible assets and deferred taxes. Any updates to the preliminary purchase price allocations identified in advance of the Company’s third quarter Form 10-Q will be updated by management in conjunction with the Company filing its Form 10-Q with the Securities and Exchange Commission for the 2016 third quarter.

Third Quarter Overview

•	Total revenue for the quarter, including $3.8 million from etailz for the Post Acquisition Period, decreased 4.0% to $66.3 million compared to $69.1 million for the same period last year. At the end of the quarter, the Company operated 294 stores compared to 309 stores at the same time last year, a 4.9% decline.

•	Comparable store sales for the third quarter were down 5% compared to the same quarter last year, as a 27% comp increase in our trend category was offset by an 18% decline in our heritage media categories. The trend category represented 32% of business for the quarter as compared to 23% last year.

•	Gross profit for the quarter was $26.9 million, or 40.5% of revenue, compared to $27.8 million, or 40.3% of revenue, for the same period last year. Gross profit as a percentage of revenue excluding the impact of etailz was 41.5% for the quarter, compared to 40.3% for the same period last year, a 120 basis point increase. The increase in gross profit as a percentage of revenue was due primarily to higher margins and increased revenue contribution from the trend category. During the quarter, etailz contributed $940 thousand in gross profit, or 24.6% of etailz revenue for the Post Acquisition Period.

•	Selling, general and administrative (“SG&A”) expenses including acquisition expenses, increased approximately $2.2 million, or 7.2%, for the quarter to $32.6 million, or 49.1% of revenue, compared to $30.4 million, or 44.0% of revenue, for the same period last year. SG&A in the third quarter included $3.6 million in expenses related to etailz, including $2.5 million in acquisition related expenses. SG&A expenses excluding the impact of etailz, decreased approximately $1.4 million, or 4.6%, for the quarter to $29.0 million, or 46.4% of sales.

•	The Company had $5.9 million outstanding under its credit facility at the end of the third quarter and cash and cashs equivalent on hand of $4.7 million. At the end of the third quarter last year, the Company had $74.9 million on hand without any borrowings on its credit facility. The primary use of cash was $64 million related to the acquisition and operations of etailz. Additional uses of cash included the repurchase of shares in previous quarters, investments in new and remodeled stores, technology enhancements; including a new POS implementation and the chain wide rollout of new marketplace fixtures to support the shift in our merchandise assortment.

“Our quarter was highlighted by the acquisition of etailz, which diversifies our business into the fastest growing segment of retail: the digital marketplace.” commented Mike Feurer, Company CEO. “Our operating results for the third quarter reflect the ongoing disruption in our heritage media categories and declines in mall traffic, each of which will continue to create headwinds in the fourth quarter. We have made strategic investments in capital and talent over the last two years as we reinvent our Company. We are well positioned for the upcoming holiday season both in-store and on-line,” Mr. Feurer added.

Thirty-nine weeks ended October 29, 2016 Overview

•	For the thirty-nine weeks ended October 29, 2016, the Company reported a net loss of $12.7 million or $0.41 per diluted share, including acquisition expenses, as compared to a net loss of $7.2 million, or $0.23 per diluted share, for the same period last year. Adjusted EBITDA (a non GAAP measure) for the thirty-nine weeks ended October 29, 2016 (note 1) was a loss of $5.3 million as compared to a loss of $3.8 million for the same period last year.

•	For the thirty-nine weeks ended October 29, 2016, total revenue decreased 4.8% to $206.4 million, compared to $216.8 million for the same period last year. During the thirty-nine week period, etailz contributed $3.8 million in sales.
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•	Comparable store sales for the thirty-nine weeks ended October 29, 2016 declined 2% compared to the same thirty-nine weeks last year.

•	Gross profit for the thirty-nine weeks ended October 29, 2016 was $84.4 million, or 40.9% of revenue, compared to $88.1 million, or 40.6%, of revenue for the same period last year. Gross profit as a percentage of revenue excluding the impact of etailz was 41.2% for the thirty-nine weeks compared to 40.6% for the same period last year.

•	For the thirty-nine weeks ended October 29, 2016, SG&A expenses, including acquisition expenses, increased $1.7 million, or 1.9% to $92.2 million compared to $90.5 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 44.7% versus 41.7% for the same period last year. SG&A in the thirty-nine weeks of 2015 was reduced by $1.4 million, or 60 basis points due to the one-time reimbursement of expenses related to a legal settlement. SG&A in the thirty-nine weeks included $3.6 million in expenses related to the acquisition of etailz.

•	Inventory, including $15.3 million from etailz, was $157.9 million at the end of the quarter, versus $149.5 million, at the end of the third quarter last year. Excluding the impact of etailz, inventory per square foot was $86 at the end of the quarter, compared to $83 per square foot at the end of the third quarter last year. Inventory per square foot was impacted by $3 per foot for additional inventory on hand for the 8 new stores opening in November.

Trans World will host a teleconference call on Thursday, November 17, 2016, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)
	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	October 29,	% to	October 31,	% to	October 29,	% to	October 31,	% to
	2016	Revenue	2015	Revenue	2016	Revenue	2015	Revenue

Net sales	$65,039		$67,925		$203,127		$213,339
Other revenue	1,242		1,125		3,232		3,413
Total revenue	$66,281		$69,050		$206,359		$216,752

Cost of sales	39,409	59.5%	41,245	59.7%	121,960	59.1%	128,699	59.4%
Gross profit	26,872	40.5%	27,805	40.3%	84,399	40.9%	88,053	40.6%

Selling, general and administrative expenses	32,566	49.1%	30,373	44.0%	92,214	44.7%	90,493	41.7%

Depreciation and amortization	2,222	3.4%	1,227	1.8%	5,309	2.6%	3,238	1.5%
Income (loss) from operations	(7,916)	-11.9%	(3,795)	-5.5%	(13,124)	-6.4%	(5,678)	-2.6%

Interest expense	179	0.3%	532	0.8%	523	0.3%	1,451	0.7%
Other income	(51)	-0.1%	(43)	-0.1%	(1,068)	-0.5%	(84)	0.0%

Income (loss) before income taxes	(8,044)	-12.1%	(4,283)	-6.2%	(12,579)	-6.1%	(7,045)	-3.3%
Income tax expense	49	0.1%	45	0.1%	144	0.1%	134	0.1%

Net income (loss)	$(8,093)	-12.2%	$(4,328)	-6.3%	$(12,723)	-6.2%	$(7,179)	-3.3%

Basic and diluted loss per common share:

Basic and dilluted loss per share	$(0.26)		$(0.14)		$(0.41)		$(0.23)

Weighted average number of common shares outstanding - basic and diluted	31,434		31,107		30,854		31,140

SELECTED BALANCE SHEET CAPTIONS:					October 29,		October 31,
(in thousands, except store data)					2016		2015

Cash and cash equivalents					$4,708		$74,854
Merchandise inventory					157,896		149,524
Fixed assets (net)					41,905		27,282
Accounts payable					61,956		65,471
Borrowings under line of credit					5,936		—

Stores in operation, end of period					294		309

Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax; (ii) other expense (income); (iii) interest expense; (iv) depreciation and amortization; (v) acquisition related expenses, (vi) acquisition related compensation expenses and (vii) items not related to the core business. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP. Our method of calculating adjusted EBITDA may differ from other issuers and

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accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net loss to adjusted EBITDA appears below.

(in thousands)
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015

Net loss	$(8,093)	$(4,328)	$(12,723)	$(7,179)
Income tax expense	49	44	144	134
Other income	(51)	(43)	(1,068)	(84)
Interest expense	179	532	523	1,451
Operating loss	(7,916)	(3,795)	(13,124)	(5,678)
Depreciation and amortization	2,222	1,227	5,309	3,238
Acquistion expenses	2,228	—	2,228	—
Acquisition related compensation expense	303	—	303	—
One-time reimbursement of expenses related to a legal settlement	—	—	—	(1,367)
Adjusted EBITDA	$(3,163)	$(2,568)	$(5,284)	$(3,807)

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with digital marketplace expertise.  For over 40 years, the company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name FYE for your entertainment and on the web at www.fye.com and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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